EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                      OF CLEAR CHANNEL COMMUNICATIONS, INC.


         Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                                   ARTICLE ONE

         The name of the corporation is CLEAR CHANNEL COMMUNICATIONS, INC.

                                   ARTICLE TWO

         The following amendment to the articles of incorporation, increasing the number of shares that the corporation is authorized to issue from 152,000,000 shares to 610,000,000 shares, was adopted by the shareholders of the corporation on July 13, 1998. The amendment alters or changes Article Four,
Section 1 and Section 2 of the original or amended articles of incorporation and the full text of such section is as follows:


                                  "ARTICLE FOUR

"Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is 610,000,000 shares, consisting of three classes of capital stock:

     (a) 600,000,000 shares of Common Stock ("Common Stock"), par value of $.10 each;

     (b) 2,000,000 shares of Class A Preferred Stock ("Class A Preferred Stock"), par value of $1.00 each; and

     (c) 8,000,000 shares of Class B Preferred Stock ("Class B Preferred Stock"), par value of $1.00 each.

Section 2.  Preferred Stock; Designations, Preferences, etc.

     (a) Class A Preferred Stock. Shares of Class A Preferred Stock may be issued from time to time in one or more series. The Corporation's Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Class A Preferred Stock in series, and by filing a statement pursuant to the applicable law of the State of Texas to establish from time to time the number of shares to be included in each such series, to determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each series of Class A Preferred Stock and may increase or decrease the number of shares within such series; provided, however, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then outstanding and may not increase the number of shares within a series above the total number of authorized shares of Class A Preferred Stock for which the powers, designations, preferences and rights have not otherwise been set forth herein. Each share of any series of Class A Preferred Stock shall be identical with all other shares of such series.

     (b) Class B Preferred Stock. Shares of Class B Preferred Stock may be issued from time to time in one or more series. The Corporation's Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Class B Preferred Stock in series, and by filing a statement pursuant to the applicable law of the State of Texas to establish from time to time the number of shares to be included in each such series, to determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each series of Class B Preferred Stock; provided, however, that the holders of shares of any series of Class B Preferred Stock shall not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock. The Board of Directors is further authorized, subject to limitations prescribed by law, to increase or decrease the number of shares within any series of Class B Preferred Stock; provided, however, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then outstanding and may not increase the number of shares within a series above the total number of authorized shares of Class B Preferred Stock for which the powers, designations, preferences and rights have not otherwise been set forth herein. Each share of any series of Class B Preferred Stock shall be identical with all other shares of such series."

                                  ARTICLE THREE

         The number of shares of the corporation outstanding at the time of such adoption was 124,058,408; and the number of shares entitled to vote thereon was 124,009,980.


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                                  ARTICLE FOUR

         The number of shares voted for the portion of the amendment to increase the number of authorized shares of Common Stock was 98,863,379; and the number of shares voted against such portion of the amendment was 16,029,730. The number of shares voted for the portion of the amendment to authorize the issuance of Class B Preferred Stock was 83,324,710; and the number of shares voted against such portion was 27,322,142.


Dated July 20, 1998.

                                            CLEAR CHANNEL COMMUNICATIONS, INC.


                                            By: /s/ Kenneth E. Wyker
                                                  Kenneth E. Wyker
                                                  Secretary